[Metaldyne Logo]                                  For more information, contact:
                                                  Kurt Ruecke
                                                  Director, Corporate
                                                  Communications
                                                  Metaldyne
                                                  734-354-4020

MEDIA RELEASE
For Immediate Release

           METALDYNE CORPORATION ANNOUNCES CLOSING OF TENDER OFFER FOR OUTSTANDING 4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

     PLYMOUTH, Mich.-- August 21, 2002 -- Metaldyne Corporation announced today that it has completed its "Modified Dutch Auction" tender offer for its 4 1/2% Convertible Subordinated Debentures due 2003. As a result of Metaldyne's November 2000 "going private" transaction, the Debentures ceased to be convertible into Metaldyne common stock.

     The tender offer expired on August 21, 2002 at 9:00 a.m., New York City time. As of the expiration of the tender offer, the approximate principal amount of Debentures tendered was $148.0 million. Metaldyne expects that the principal amount of Debentures to be accepted for purchase will be $78.2 million. The purchase price is $985.00 per $1,000 principal amount of Debentures, or the Minimum Offer Price. These amounts include tenders made pursuant to guarantees of delivery and assume that the applicable Debentures will be delivered in respect thereof. The purchase price applies to Debentures tendered without specifying a price and Debentures tendered at the purchase price. In accordance with the Offer to Purchase, Metaldyne will accept tenders at the purchase price that will result in approximately $77.0 million being spent to repurchase the Debentures, subject to proration.

     The amount of Debentures tendered at the purchase price was approximately $112.0 million, which exceeds the Maximum Offering Consideration. Accordingly, the Company will accept for purchase Debentures validly tendered at the purchase price on a pro rata basis from among such tendered Debentures (subject to adjustments to avoid purchases of Debentures in a principal amount other than an integral multiple of $1,000). While the final proration factor will not be available until approximately August 26, 2002, the Company believes that the proration factor will be approximately 70%.

     Settlement will take place in approximately three business days and all Debentures not accepted for payment will be simultaneously returned to holders. Credit Suisse First Boston Corporation served as the dealer manager, Bank One Trust Company, N.A. served as the de-


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positary and D.F. King & Co., Inc. served as the information agent in connection with the tender offer.

About Metaldyne

     Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. The company serves the automotive segment through its Chassis, Driveline & Transmission, and Engine Groups.

     Headquartered in Plymouth, Mich., Metaldyne's annual revenues exceed $1.4 billion. The company employs nearly 8,500 employees at over 40 facilities in 11 countries.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Metaldyne operates, declines in North American automobile and light truck builds, reductions in outsourcing by our automotive customers, increases in our raw material and energy costs, labor costs and strikes at our major direct and indirect customers and at our facilities, dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from our customers, technological developments that could competitively disadvantage us, and risks associated with conducting business in foreign countries.